Prudential Investment Portfolios 2
PGIM Quant Solutions Mid-Cap Index Fund

AMENDMENT TO MANAGEMENT AGREEMENT

This Amendment to Management Agreement, effective as of December 11, 2023, is entered into between PGIM Investments LLC, formerly known as Prudential Investments LLC (the “Manager”), a New York limited liability company, and Prudential Investment Portfolios 2, a Delaware statutory trust (the “Trust”), on behalf of its series, PGIM Quant Solutions Mid-Cap Index Fund, formerly known as PGIM Quant Solutions Mid-Cap Core Fund, formerly known as Prudential QMA Mid-Cap Core Equity Fund (the “Fund”).

WHEREAS, the Manager entered into a Management Agreement (the “Management Agreement”) with the Trust, on behalf of certain of its series as listed on Schedule A of the Management Agreement, including the Fund, dated November 1, 2016; and

WHEREAS the Trust and the Manager have mutually agreed to revise Schedule A of the Management Agreement with respect to the Fund, in order to reduce the management fee rate pursuant to which the Trust compensates the Manager for the services provided by the Manager to the Fund under the Management Agreement.

NOW THEREFORE, the parties mutually agree as follows:

1. All references in the Management Agreement to “Prudential QMA Mid-Cap Quantitative Core Equity Fund” are changed to “PGIM Quant Solutions Mid-Cap Index Fund.”

2.  Effective December 11, 2023, the management fee rate appearing in Schedule A of the Management Agreement is hereby revised as follows with respect to the Fund:

Fund	Annual Fee Rate
PGIM Quant Solutions Mid-Cap Index Fund	0.25% on average daily net assets

3.  The Management Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Prudential Investment Portfolios 2

Signed: /s/ Stuart Parker
Stuart S. Parker, President

PGIM INVESTMENTS LLC

Signed: /s/ Scott Benjamin
Scott E. Benjamin, Executive Vice President